Exhibit 10.1

PURPUREX LICENSE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made, entered into and effective this __ day of March, 2018 (the “Effective Date”), by and between M.ALPHABET, LLC, a Florida limited liability company having a place of business at 16354 Vintage Oaks Lane, Delray Beach, Florida 33484 (“Licensor”) and ImmuDyne, PR, LLC., a Puerto Rico Limited Liability Company, having a principal place of business at Caribe Plaza Suite 802 Palmeras St #53, San Juan, PR 00901 (“Licensee”).

WHEREAS, Licensor is the owner of the PURPUREX business which consists of methods and compositions developed by Licensor for the treatment of purpura, bruising, post-procedural bruising and traumatic bruising (the “Product Line”) under the trademarks and trade names described on Schedule A (the “Licensed Trademarks”); and

WHEREAS, Licensee wishes to obtain an exclusive license to incorporate (i) any intellectual property rights related to the Product Line (including all patents and patent applications (including those described on Schedule A) and all claims and inventions covered by the patents existing as of the date hereof, copyrights, trademarks, trade names, brand names, and other intellectual property rights) and (ii) all designs, drawings, formulas, chemical compositions and specifications used or useable in the Product Line (collectively, the “Licensed Rights”) into one or more products manufactured, sold, and/or distributed by Licensee for the treatment of purpura, bruising, post-procedural bruising and traumatic bruising and for all other fields of use or purposes (the “Licensed Product(s)”), and to make, have made, advertise, promote, market, sell, import, export, use, offer to sell and distribute the Licensed Product(s) throughout the world with the exception of China, Hong Kong, Japan, and Australia; and

NOW, THEREFORE, in view of the promises and the mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	License to Use Licensed Rights. Subject to all the terms and conditions of this Agreement, Licensor hereby grants to Licensee, its successors and assigns, and Licensee hereby accepts, an exclusive, worldwide license with the exception of China, Hong Kong, Japan, and Australia (including, as provided herein, the exclusive right to grant sublicenses) under the Licensed Rights to make or have made any Licensed Product(s), and to advertise, promote, market, sell, import, export, use, offer to sell and distribute the Licensed Product(s) worldwide with the exception of China, Hong Kong, Japan, and Australia.

2.	Payments.

(a)	Royalty.

(i)	Licensee shall pay to Licensor a royalty equal to the Royalty Percentage of Gross Receipts (the “Royalty”). Additionally, should the licensed Product or Products be acquired by a third party, Licensor shall be entitled to 13% of the net amount received that is directly related to the licensed Product or Products. The amount of the Royalty shall be calculated on a calendar quarterly basis and payments shall be made within forty-five (45) days after the end of each calendar quarter. Licensee shall keep complete and accurate records of the latest three (3) years of Gross Receipts and Royalty calculations. Upon reasonable notice of not less than ten (10) business days, Licensor shall have the right to inspect or cause its agent to inspect such books of account and records of Licensee to confirm that the correct amount owing Licensor under this Section 2(a) has been paid. Any underpayment will be paid promptly by Licensee.

(ii)	Notwithstanding Section 2(a)(i) above, so long as the Agreement is not previously terminated by Licensee,, Licensee shall pay to Licensor Fifty Thousand ($50,000) USD on the 120 day anniversary of this Agreement. In addition, so long as the Agreement is not terminated by Licensee, Licensee shall pay to Licensor an additional Fifty Thousand Dollars ($50,000) USD on the 360 day anniversary of this Agreement. The payments under this Section 2(a)(ii) shall be nonrefundable.

(iii)	For purposes of this Agreement, “Gross Receipts” shall mean gross receipts received by Licensee from sales of Licensed Products (including receipts received by Licensee as a direct result of sales of Licensed Products by sublicensees of the Licensed Rights, net of commissions and similar payments) less (A) credits given or made for spoiled, damaged, rejected, recalled, outdated or returned products, (B) bad debts, (C) credit card fees, (D) Actual product cost, (E) Actual media/customer acquisition costs, (E) Actual Shipping and fulfillment cost, and (F) a customer service fee of Three U.S. Dollars and No/Cents ($3.00) per each new customer. In the event that Licensed Products are sold together with non-licensed products for a single price, Licensee shall and Licensor shall negotiate in good faith with respect to the amount from such sales to be included in calculating Gross Receipts (based on the relative value of the Licensed Products in relation to the product offering). For the avoidance of doubt, Gross Receipts shall include amounts received by Licensee from the sale of any products sold by Licensee under the Licensed Trademarks.

(iv)	For purposes of this Agreement, the “Royalty Percentage” shall mean thirteen percent (13%).

(b)	Legal Fee. Licensee upon execution of this Agreement will pay Licensor Ten Thousand Dollars ($10,000). .

(c)	Equity. Licensor will be granted a ten (10) year option to purchase 100,000 shares of Immudyne, Inc. common stock at an exercise price of $0.50.

(d)	Option to Purchase Immudyne Stock.

(i)	If Licensed Products has gross receipts of seven million five hundred thousand dollars ($7,500,000.00) in any calendar year, Licensor will have the option to purchase 100,000 shares of Immudyne, Inc. common stock at an exercise price of $0.50.

(ii)	If Licensed Products has gross receipts of ten million dollars ($10,000,000.00) in any calendar year, Licensor will have the option to purchase 100,000 shares of Immudyne, Inc. common stock at an exercise price of $0.50. The option to purchase an additional 100,000 shares of Immudyne, Inc. common stock is in addition to Section 2(d)(i).

(iii)	If Licensed Products has gross receipts of twenty million dollars ($20,000,000.00) in any calendar year, Licensor will have the option to purchase 200,000 shares of Immudyne, Inc. common stock at an exercise price of $0.75. The option to purchase an additional 200,000 shares of Immudyne, Inc. common stock is in addition to Section 2(d)(i) and Section 2(d)(ii).

3.	Marketing Plan. Licensee has no obligation to submit marketing plan to licensor.

4.	Compliance with Laws.

(a)	Licensor has complied with, and shall be responsible for compliance with, all laws, rules regulations and orders governing the development, testing and manufacturing, by, or on behalf of, itself or its affiliates, with respect to the Licensed Rights. Licensor has obtained all regulatory approvals and has made such filings as are necessary to grant the rights provided for herein.

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(b)	Licensee shall be responsible for compliance with all laws, rules, regulations and orders governing manufacturing, advertisement, promotion, marketing, maintenance fee, sale and distribution of the Licensed Products by Licensee, including labeling. Licensee shall be solely responsible for obtaining all regulatory approvals and making such filings necessary for the manufacturing, advertisement, promotion, marketing, sale and distribution of the Licensed Products by Licensee (and any sublicensees of the Licensed Rights) and for all costs and expenses related to the foregoing.

5.	Representations and Warranties of Licensor. Licensor is the sole and exclusive owner of the Licensed Rights. No holding, decision, or judgment has been rendered in any action or proceeding before any court, administrative or other governmental authority, challenging the validity or enforceability of Licensor’s rights in and to the Licensed Rights. To Licensor’s knowledge, the Licensed Rights do not and will not infringe, misappropriate, dilute or otherwise violate the intellectual property rights of any third party, no such claim has been made or threatened against Licensor, and there is no valid basis for any such claim. Licensor is not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar agreement that could reasonably be expected, individually or in the aggregate, to materially and adversely affect Licensee’s rights to use the Licensed Rights. Licensor has taken all reasonable steps, made all material filings and recordations and paid all fees necessary to protect the registered Licensed Rights.

6.	Quality Control. Licensee agrees to maintain a commercially reasonable level of quality of the Licensed Products offered in connection with the Licensed Trademarks. Licensee acknowledges that Licensor has the right to periodically monitor Licensee’s use of the Licensed Trademarks in conjunction with the Licensed Products. Upon written request by Licensor, Licensee shall provide Licensor with representative samples of use of the Licensed Trademarks. If Licensor determines that Licensee is using the Licensed Trademarks improperly, Licensor shall notify Licensee in writing, and Licensee shall remedy the improper use within thirty (30) days following receipt of such notice from Licensor.

7.	Confidentiality. “Confidential Information” means all confidential and proprietary information regarding the business of one party provided to the other pursuant to this Agreement, or in furtherance of the purposes of this Agreement. The recipient party shall use the same care and discretion, but in no event less than a reasonable degree of care, to avoid disclosure, publication or dissemination of Confidential Information as it uses to protect its own confidential information from disclosure, publication or dissemination. Upon request of the disclosing party or the termination or expiration of this Agreement, the recipient party shall promptly return all Confidential Information, including any Confidential Information disclosed to third parties, to the disclosing party in a form reasonably acceptable to the disclosing party, or certify the destruction of such Confidential Information, such certification to be made in a form reasonably acceptable to the disclosing party. The recipient party shall not use any Confidential Information for any purpose other than in furtherance of the purposes of this Agreement.

8.	Term. This Agreement shall continue in force until terminated in accordance with Section 11 (the “Term”).

9.	Purchase of Product. Dr. Berlin can purchase the product for the manufacturing cost and shipping cost solely for the resale of product to Dr. Berlin’s patients in his practice in Florida. In the event Dr. Berlin’s patient purchase the product from Licensee’s web site, then Dr. Berlin will receive the purchase price less the manufacturing cost, shipping and fulfillment cost. For example, the product purchase price is $29.99 and the manufacturing cost is $5.00 and the shipping and fulfillment cost are $5.00, then Dr. Berlin would receive $19.99 ( $29.99-($5.00 + $5.00)= $19.99).

10.	Additional Products. Licensor will formulate a cream and sunscreen product for Licensee, which Licensee will be granted a License under the same royalty as Purpurex.

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11.	Termination.

(a)	Termination for Convenience. This Agreement, and the licenses granted hereunder, may be terminated by Licensee upon at least thirty (30) days written notice to Licensor.

(b)	Termination Following Marketing Test Period. Upon conclusion of the one hundred twenty (120) day period (“Marketing Test Period”) following the initial airing or broadcasting of the campaign (whether on television, radio or internet) of a Licensed Product (“Marketing Start Date”), Licensee shall, in its sole discretion, determine whether to proceed with marketing and selling the Licensed Products. In the event Licensee determines not to so proceed, Licensee shall deliver written notice of its determination not to proceed; and upon delivery of such notice, this Agreement and the licenses granted hereunder shall be terminated as set forth herein. Following the termination described in this Section 11(b), 11(c), 11(d) or 11(e), Licensee shall deliver and assign to, at Licensee’s cost and expense, possession of, and right and title to, all marketing materials and trademarks developed prior to such termination by Licensee with respect to the Licensed Products.

(c)	Termination for Failure to Achieve Gross Receipt Targets. This Agreement, and the licenses granted hereunder, may be terminated by either party upon at least sixty (60) days written notice to the other party in the event:

(i)	The Marketing Start Date has not occurred by January 1, 2019;

(ii)	Royalty are less than One Hundred and Twenty Five Thousand Dollars ($125,000.00) following the expiration of the 12-month period following the Marketing Start Date; or

(iii)	Royalty are less than Two Hundred and Fifty Thousand Dollars ($250,000.00) for the second year following the Marketing Start Date. For example, if the Marketing Start Date is January 1, 2019, then the second year would be from January 1, 2020 to December 31, 2020; if the royalty is greater than Two Hundred and Fifty Thousand Dollars ($250,000.00) during the second year, then the licenses granted may not be terminated by licensor; or

(iv)	Royalty are less than Two Hundred and Fifty Thousand Dollars ($250,000.00) for the third year following the Marketing Start Date. For example, if the Marketing Start Date is January 1, 2019, then the third year would be from January 1, 2021 to December 31, 2021; if the royalty is greater than Two Hundred and Fifty Thousand Dollars ($250,000.00) during the third year, then the licenses granted may not be terminated by licensor.

(d)	Termination for Failure to Pay Royalty. If Licensee fails to pay the Royalty when due under this Agreement, Licensor may terminate this Agreement if such breach remains uncured following fifteen (15) days after written notice of such breach is delivered to Licensee, unless such amounts are subject to good faith dispute.

(e)	Insolvency or Bankruptcy. Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement by written notice to the other party in the event the other party shall have become insolvent (i.e., that party is unable to pay its debts incurred in the ordinary course of business as they become due) or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver for the other party or for all or a substantial part of its property, or any case or proceeding shall have been voluntarily initiated by or commenced against or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and, in the event of any such involuntary proceeding, shall have continued for sixty (60) days undismissed, unbonded and undischarged.

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(f)	Effect of Termination. Upon termination for any reason of this Agreement, (i) the licenses granted to Licensee hereunder shall immediately terminate (except that following termination of this Agreement, Licensee shall have a limited, non-exclusive license to the Licensed Rights to enable Licensee to advertise, promote, market, sell, offer to sell, and distribute Licensee’s remaining inventory of Licensed Products); and (ii) other than as provided in subclause (i) above, Licensee shall immediately cease all further use of the Licensed Trademarks and the Licensed Rights. Following termination, Licensee shall continue to owe Royalties on Licensed Products sold.

(g)	Survival of Certain Provisions. In addition to any provisions that survive by their terms, the provisions of Sections 7, 11(f), 11(g), 12, 13(b), 14, 17, 18, 19, 20, 21, 22, 23, 24, 25 and 26 shall survive any termination of this Agreement.

12.	Indemnification and Insurance.

(a)	Licensor shall defend, indemnify and hold Licensee and its affiliates and each of their respective officers, directors, employees and agents (each, a “Licensee Indemnitee”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) which arise or result from (i) any breach of Licensor’s representation and warranties or obligations under this Agreement or (ii) any assertion that the Licensed Rights (or the manufacture, distribution sale, marketing, or use thereof) infringes any patents, trademarks or other intellectual property rights of any third party.

(b)	Licensee shall defend, indemnify and hold Licensor and its affiliates and each of their respective officers, directors, employees and agents (each, a “Licensor Indemnitee”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) which arise or result from (i) the manufacturing, advertisement, promotion, marketing, sale or distribution of Licensed Product(s) by Licensee, including, but not limited to any claims arising from or relating to: (A) products liability, (B) death, illness or personal injury caused by the Licensed Product(s) or (C) any manufacturing, advertisement, promotion, marketing, sale or distribution of the Licensed Product(s) in violation of applicable law or (ii) any breach of Licensee’s representation and warranties or obligations under this Agreement. Upon first commercial sale of a Licensed Product, Licensee shall maintain and keep in force, at its sole cost and expense, liability insurance coverage in an amount commercially reasonable in light of the volume of sales of the Licensed Products, but in no event less than $2,000,000, and shall name Licensor as an additional insured.

13.	Right to Enforce Licensed Rights.

(a)	In the event either party hereto becomes aware of any alleged infringement by a third party of any Licensed Rights (“Alleged Infringement”), such party shall notify the other party of such Alleged Infringement within three (3) business days of becoming aware of such Alleged Infringement and shall provide the other party with available evidence of such Alleged Infringement. In the event of any Alleged Infringement, Licensee shall have the right, but not an obligation, to take action to enforce the Licensed Rights with respect to the Alleged Infringement, including instituting legal proceedings; provided that Licensee provides written notice to Licensor prior to taking any such action (such approval not to be unreasonably withheld). The costs of any such action brought by Licensee shall be borne entirely by Licensee, but Licensee shall receive a credit against any and all future Royalties due under Section 2 for any attorney’s fees and out-of-pocket costs incurred by Licensee. Licensor shall have the right to participate in any such action or proceeding through its own counsel and at its own expense. Licensee may settle any such action or proceeding in its own name; provided that Licensee shall not enter into any settlement that provides for relief other than money damages without Licensor’s prior written consent (such consent not to be unreasonably withheld). Any recovery obtained by Licensee as a result of such action or proceeding, whether by judgment, award, decree, settlement or otherwise, shall first be applied to reimbursement of each party’s out-of-pocket expenses incurred in connection with such action or proceeding (or against any credits previously granted) and any excess recovery shall be distributed fifty percent (50%) to Licensor and fifty percent (50%) to Licensee. If Licensee does not initiate and pursue action with respect to the Alleged Infringement within fifteen (15) days of becoming aware of any Alleged Infringement or within fifteen (15) days following its receipt of a notification from Licensor pursuant to this subsection, Licensor shall have the right to take action to abate the Alleged Infringement, including, if necessary, instituting legal proceedings, against the alleged infringer. The costs of any such action brought by Licensor shall be borne entirely by Licensor. Licensee shall provide Licensor, free of charge, with all reasonable and necessary assistance and authorization in relation to any such abatement action or legal proceedings, but Licensor will reimburse Licensee’s reasonable out-of-pocket expenses incurred in connection with such assistance. Any recovery obtained by Licensor as a result of such action or proceeding, whether by judgment, award, decree, settlement or otherwise, shall first be applied to reimbursement of each party’s out-of-pocket expenses incurred in connection with such action or proceeding and Licensor shall be entitled to retain any excess recovery.

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(b)	Licensee recognizes the validity, value and sole ownership by Licensor of the Licensed Rights and agrees to neither raise nor cause to be raised any question concerning, or objections to, the validity of any of the Licensed Rights or any registration thereof or the right or title of Licensor on any grounds whatsoever, and to not aid others so to do.

(c)	Licensor shall be responsible for the prosecution and maintenance of any U.S. or foreign patent application, and any continuations, divisions, continuations-in-part, substitutes, and reissues of such patent application or any patent thereon constituting part of the Licensed Rights. Licensee shall reimburse Licensor for all costs reasonably incurred pursuant to the foregoing sentence during the Term; provided Licensee has approved the incurrence of such costs in advance (such approval not to be unreasonably withheld). During the Term, Licensee shall also reimburse Licensor for any maintenance fees which are due on any patent(s) which issue on said patent applications. If for any reason Licensor intends to abandon any patent application hereunder, or allow any issued patent to lapse, Licensor shall notify Licensee at least two (2) months in advance of any such abandonment so as to give Licensee the opportunity to take over prosecution of any such application and maintenance of any patent. If Licensee takes over prosecution or maintenance of any such patent application or issued patent, Licensor shall cooperate with Licensee in any manner Licensee requires (including, without limitation, executing and delivering such assignments, acknowledgements and other documents as requested by Licensee), at Licensee’s expense. Licensee is not responsible for any cost associated with China, Hong Kong, Japan, and Australia.k

14.	Assignment. Except in connection with a Sale Event or any transfer to an affiliate, this Agreement shall not be assigned or otherwise transferred by a party without the prior written consent of the other party.

15.	Mediation. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any arbitration or litigation (with the exception of emergency injunctive relief as set forth in Paragraph 16). If the Parties are unable to resolve the dispute within thirty (30) days, then the Parties agree to mediate the dispute with a mutually agreed upon mediator. If the Parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled in New York, NY within thirty (30) days following the selection of the mediator. If the mediation does not resolve the dispute, then Paragraph 16 shall apply. The Parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation.

16.	Arbitration. Any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified herein.

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(i)            The arbitrator shall be elected as follows: in the event the Licensee and the Licensor agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Licensee and the Licensor do not so agree, the Licensee and the Licensor shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the "Panel"). The Licensee reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

(ii)           Arbitration shall take place in New York, NY, or any other location mutually agreeable to the Parties. At the request of either Party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by the Licensee or the Licensor and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof.

(iii)          Reasonable notice of the time and place of arbitration shall be given to all Parties and any interested persons as shall be required by law.

17.	Governing Law. This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws rules applicable to contracts to be performed entirely within the State of New York, and without regard to the U.N. Convention on the International Sale of Goods. For all such matters, each party submits to the exclusive jurisdiction of the state and federal courts located in the State of New York, and waives any jurisdictional, venue, or inconvenient forum objections to such courts.

18.	Notices. All notices and other communications required or permitted to be given to a party pursuant to this Agreement shall be in writing, and shall be deemed duly given (i) on the date delivered if personally delivered, (ii) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (iii) on the business day after being sent by a recognized overnight courier service which utilizes a written form of receipt for next day or next business day delivery, or (iv) five (5) Business Days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requeste, (v) either party may from time to time change its address by written notice to the other party. All notices and other communications shall be sent accordingly to:

Contact Information for Licensor 16354 Vintage Oaks Lane Delray Beach, Florida 33484 Attn: Gary Berlin Tel: (561) 212-2671 Fax: ___________________	Contact Information for Licensee: Caribe Plaza Suite 802 Palmeras St #53 San Juan, PR 00901 Attn: Justin Schreiber Tel: (717) 381-7492 Fax: ___________________ With Copy To:

19.	No Waiver. Neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by written agreement signed by the party affected by such waiver, modification, amendment, or termination. No failure on the part of any party to exercise and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right.

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20.	Cumulative Remedies. No remedy conferred by any provision of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given in this Agreement or existing at law or in equity, by statute or otherwise.

21.	Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall apply only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and that provision and this Agreement generally shall be reformed, construed and enforced so as to most nearly give lawful effect to the intent of the parties as expressed in this Agreement.

22.	No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties. The parties intend that there shall be no third party beneficiaries under this Agreement, and that no person or entity, except the parties, shall have any rights or remedies under this Agreement, including the right to bring any action on account of its breach or in any relation to it whether in contract, in tort, or otherwise.

23.	Introduction. Licensee will cover all cost associated with Jeff Day introduction of Licensee to Licensor.

24.	Entire Agreement. This Agreement, including any Schedules annexed hereto, is the entire and sole agreement and understanding of both parties and supersedes all other agreements, understandings and communications, whether oral or written, regarding the subject matter hereof, and this Agreement may not be altered, amended or modified except in writing executed by an authorized representative of each of the parties. This Agreement may be executed in any number of counterparts or by facsimile, but all counterparts and facsimiles hereof will together constitute but one agreement.

25.	Further Assurances. Each of the parties shall execute and re-execute all such documents and instruments, and take all such actions, as may be necessary or desirable to effect, complete, perfect or protect the license granted hereunder and otherwise to fulfill the grants and covenants hereunder.

26.	Counterparts; Delivery by Facsimile. This Agreement may be executed in counterparts and by each party hereto on a separate counterpart, both of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS THEREOF, the parties have caused this Agreement to be duly executed effective as set forth herein.

M.ALPHABET, LLC

By:
Name:
Title:
Date:

IMMUDYNE, PR, LLC

By:
Name:
Title:
Date:

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SCHEDULE A
[TRADEMARK AND PATENTS]

Trademarks

MARK	US REGISTRATION NO.	REGISTRATION DATE	GOODS/SERVICES
PURPUREX*	4,237,642	November 6, 2012	Nutritional supplements in the form of oral tablets for the purpose of alleviating bruising in Class 5

[Remainder of Page Left Blank]

SCHEDULE A – CONTINUED
[PATENTS]

Patents (Patents)

RE:	Compositions and Methods for Treating Bruises
Appl’n No.:	13/036,279
Filed:	February 28, 2011 (with priority to May 28, 2010)
Patent No.:	8,546,341
Issue Date:	October 1, 2013
Country:	United States of America

RE:	Compositions and Methods for Treating Bruising
Appl’n No.:	201180035644.9 (based on PCT/US11/26425)
Filed:	February 28, 2011 (with priority to May 28, 2010)
Patent No.:	103249304
Issue Date:	July 22, 2015
Country:	China

RE:	Compositions and Methods for Treating Bruising
Appl’n No.:	11787051.9 (based on PCT/US11/26425)
Filed:	February 28, 2011 (with priority to May 28, 2010)
Patent No.:	2575456
Issue Date:	May 4, 2016
Country:	Europe (currently valid only in DE, ES, FR, GB, and IT)

RE:	Compositions and Methods for Treating Bruising
Appl’n No.:	13111365.9 (based on PCT/US11/26425)
Filed:	December 7, 2012
Issue Date:	May 4, 2016 (based on EP2575456)
Country:	Hong Kong

Assigned Patents (Patent Applications)

RE:	Treatment for Bruising
Appl’n No.	61/349,335
Filed:	May 28, 2010
Country:	United States of America
RE:	Compositions and Methods for Treating Bruising
Appl’n No.	61/364,033
Filed:	July 14, 2010
Country:	United States of America
RE:	Compositions and Methods for Treating Bruising
Appl’n No.	PCT/US11/26425
Filed:	February 28, 2011 (with priority to May 28, 2010)
Region:	WIPO
RE:	Compositions and Methods for Treating Bruising
Appl’n No.:	2,819,383 (based on PCT/US11/26425)
Filed:	February 28, 2011 (with priority to May 28, 2010)
Country:	Canada
RE:	Compositions and Methods for Treating Bruising
Appl’n No.:	11228/DELNP/2012 (based on PCT/US11/26425)
Filed:	December 26, 2012
Country:	India